21        Subsidiaries of Enova

                                      Jurisdiction of
Subsidiaries                          Incorporation       D/B/A
--------------------------------     ---------------     ------------------

Pego Systems, Inc.                      California      Pego Systems, Inc.



      Subsidiaries of Pego Systems, Inc.

Pacific Pneumatics, Inc.                 California     Pacific Pneumatics, Inc.